Exhibit T3A.12

FILE COPY

CERTIFICATE OF INCORPORATION
OF A PRIVATE LIMITED COMPANY

No. 2330913

I hereby certify that

SETBIT LIMITED

is this day incorporated under the Companies Act 1985 as a private company and that the Company is limited.

Given under my hand at the Companies Registration Office, Cardiff the 23 DECEMBER 1988

MRS. D. M WILKIE

an authorised officer

HC007B